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                      APPROVED BY:  Richard F. Bader
                                    Chairman & CEO

                      CONTACTS:     Richard F. Bader, Chairman & CEO
                                    (650) 349-0800
                                    Morgen-Walke Associates, Inc.
                                    Todd Friedman, Jill Fatzinger
                                    (415) 296-7383


               RAYTEL MEDICAL CORPORATION ANNOUNCES RESIGNATION OF
                             CHIEF FINANCIAL OFFICER


SAN MATEO, CA/April 27, 1999 --- Raytel Medical Corporation (Nasdaq:RTEL) announced today that its chief financial officer, E. Payson "Skip" Smith, has resigned to take a similar position at QuadraMed Corporation. John F. Lawler, Jr., Vice President, Corporate Controller, has assumed the role of Interim CFO.

        "One of Raytel's operating strengths has always been our strong financial controls and I am confident that John and his team will seamlessly assume these responsibilities," said Richard F. Bader, Chairman and Chief Executive Officer of Raytel. "We have begun the process of recruiting a new Chief Financial Officer and are interviewing a number of highly qualified candidates. I'm confident that our strong executive team will manage the transition smoothly. I thank Skip for his years of service and wish him well."

ABOUT RAYTEL

Raytel (www.raytel.com), headquartered in San Mateo, California, provides a variety of medical services focusing on the needs of patients with cardiovascular disease. Raytel is developing a network of integrated heart centers that are associated with existing hospitals and physician practices, and is the leading provider of remote cardiac monitoring and testing services utilizing transtelephonic technology in the United States. The company currently monitors approximately 82,000 pacemaker patients nationwide and tests over 90,000 cardiac patients with symptoms that may be caused by irregular heartbeats.

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